Exhibit 99.1

Identity & Access Management Solutions Provider BIO-key’s Q1 Revenues Improved to $1.9M

versus $0.5M in Q1’20 and $1.1M in Q4; Investor Call Today at 10am ET

WALL, NJ – May 14, 2021 - BIO-key International, Inc. (Nasdaq: BKYI), an innovative provider of biometric and multi-factor identity and access management (IAM) solutions for strong, convenient user authentication and large-scale identity applications, today reported results for its first quarter ended March 31, 2021 (Q1’21). BIO-key will host a conference call today at 10:00 a.m. ET (details below) to review its results and outlook.

Q1 & Recent Highlights:

●	BIO-key began initial technology deployments for its large-scale ID projects in Africa, recording hardware revenue of $680k in Q1.
●	BIO-key secured a $1.2M, three-year contract extension from a Fortune 500 telecommunications customer for fingerprint biometric security support services.
●

BIO-key added new higher education customer contracts in the quarter, extending the penetration of its PortalGuard™ identity and access management solution, while also converting several customers to the new cloud hosted version, PortalGuard IDaaS (Identity-as-a-Service).

●	U.S. Department of Justice Division Leverages PortalGuard for Secure Authentication.
●	West Coast State Increased Deployment of BIO-key’s Biometric Authentication Solution to secure access to Centralized Voter Registration database.
●	BIO-key secured a U.S. patent for enabling next-generation continuous biometric user authentication, increasing its IP portfolio to 18 patents.

BIO-key CEO Michael DePasquale commented, “Our first quarter performance reflects the progress BIO-key has achieved over the past year in expanding and strengthening our business. We saw improved demand across the business in the first quarter, adding 29 new members to our Channel Alliance Partner program, positioning BIO-key to pursue a much broader base of opportunities on a global basis. Importantly, after several quarters of delay, we commenced initial hardware shipments in support of our large-scale ID projects in Africa and expect to see growing momentum as we progress through the year.

“We also continue to focus on innovation and new product development to provide greater functionality and value to our enterprise customers. We recently launched our new mobile app, BIO-key MobileAuthTM with PalmPositiveTM, a touchless palm-scan authentication technology for IOS and Android systems. This easy-to-use app requires no specialized hardware, as it utilizes the device’s camera, offers fast registration and enrollment while supporting multifactor and Single Sign-on solutions to streamline logins, while also making them more secure. MobileAuth builds upon our substantial biometric experience to add touchless biometric capabilities to the 16 authentication factors already supported by BIO-key’s PortalGuard® platform.

“PalmPositive is substantially more accurate than common, user-controlled mobile biometric authentication methods. Given the well-known deficiencies in traditional authentication methods, such as passwords, we believe enterprises are increasingly recognizing that they have no choice but to raise the bar on their authentication methods. We plan to add other identity-bound biometric authentication methods, such as voice and facial recognition, to the MobileAuth application in 2021. This will extend our leadership and support for strong multi-factor authentication (MFA) that offers the highest levels of integrity, security, accuracy, and availability across devices.

“We continue to see building demand for our PortalGuard solution within the higher education and enterprise markets, particularly our cloud-hosted, IDaaS solution, launched in Q4. PortalGuard IDaaS is an ideal solution for enterprises and institutions that are increasingly moving their IT infrastructure to the ‘asset-light’ cloud model. The transition to the cloud has been accelerated by the pandemic and the rapid rise in work-from-anywhere and study-from-home demands, and we believe the need to support remote access is here to stay. Off-premises access creates unprecedented IT security challenges as more users access mission critical data and applications outside the enterprise firewall. BIO-key helps enterprises meet these challenges with attractively priced IAM solutions supporting a wide array of MFA options, including our core, patented biometric capabilities.

“BIO-key’s Channel Alliance Partner (CAP) Program continues to build momentum and is expected to be a key component of our long-term growth strategy as it helps us to substantially expand our reach into new customers on a global basis. We have grown to 60 Partners over the past year, and we are working to double the size of this program in coming months, having expanded the program to include managed service providers (MSPs) and managed security service providers (MSSPs) in addition to system integrators and value-added resellers. We are targeting partners in key verticals, including financial services, government, and higher education – where our solutions and value proposition are well established.

“During the first quarter, we delivered our first shipment of biometric fingerprint scanners in support of our initiatives in Nigeria, recording initial revenue of $680K in the period. We anticipate increased activity from these contracts throughout 2021, while we continue pursuing other projects in neighboring countries, and additional opportunities across Africa.

Outlook

“We believe we have the right team in place, a broad suite of solutions, a strong balance sheet, and the resources we need to drive growth. We are on-track to achieve our full year revenue guidance of $8M to $12M, with potential upside, particularly related to our African contracts, the pace and timing of which remain difficult to predict. The mid-point of our revenue guidance range would represent growth of more than 250% over FY 2020. We believe BIO-key is positioned to achieve profitability within this guidance range depending on the mix of hardware and software revenues.”

Financial Results

Q1’21 revenue grew significantly to $1.8M from $522k in Q1’20. The increase is attributable to more than 100% growth in license revenue and 1193% growth in hardware revenue, including $680k of revenue from the Africa projects. License and services growth includes revenue from the PistolStar/PortalGuard acquisition that closed on June 30, 2020 and was not included in Q1’20 results.

Q1’21 gross profit increased 182% to $1.1M from $0.4M in Q1’20 reflecting higher revenues. Gross margin decreased to 59.4% in Q1’21 vs. 76.2% in Q1’20, due to a higher proportion of hardware sales in Q1’21, including fingerprint scanners for our African projects. Hardware represented 55% of Q1’21 revenue vs. 15% in Q1’20, however the mix between hardware and software is expected to include more software revenue in future periods.

Q1’21 operating expenses increased 7% to $1.8M from $1.7M in Q1’20, despite significantly higher revenue. The increase in operating expenses was attributable primarily to higher research, development and engineering costs reflecting the addition of the PortalGuard operations and continued investments in new product development.

BIO-key reported a net loss available to stockholders of $0.7M, or ($0.09) per share, in Q1’21, compared to a net loss of $3.5M, or ($1.84) per share, in Q1’20. Weighted average basic shares outstanding were approximately 7.8M in Q1’21 compared to 1.9M in Q1’20.

Financial Strength

BIO-key ended the first quarter with no debt and current assets of $17.8M, including $13.5M of cash and cash equivalents, compared to current assets of $2.0M and $2.3M of convertible notes outstanding at the end of Q1’20.

Conference Call Details

Date / Time:	Today, Friday, May 14th at 10 a.m. ET
Call Dial In #:	1-877-418-5460 U.S. or 1-412-717-9594 International
Live Webcast / Replay:	Investor Webcast & Replay – Available for 3 months.
Audio Replay:	1-877-344-7529 U.S. or 1-412-317-0088 Int’l; code 10156403

About BIO-key International, Inc. (www.bio-key.com)

BIO-key has over two decades of expertise in providing authentication technology for thousands of organizations and millions of users and is revolutionizing authentication with biometric-centric, multi-factor identity and access management (IAM) solutions. Its PortalGuard IAM solution provides convenient and secure access to devices, information, applications, and high-value transactions. BIO-key's patented software and hardware solutions, with industry-leading biometric capabilities, enable large-scale on-premise and Identity-as-a-Service (IDaaS) solutions as well as customized enterprise and cloud solutions.

BIO-key Safe Harbor Statement

All statements contained in this press release other than statements of historical facts are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "Act"). The words "estimate," "project," "intends," "expects," "anticipates," "believes" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are made based on management's beliefs, as well as assumptions made by, and information currently available to, management pursuant to the "safe-harbor" provisions of the Act. These statements are not guarantees of future performance or events and are subject to risks and uncertainties that may cause actual results to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include, without limitation, our history of losses and limited revenue; our ability to raise additional capital; our ability to protect our intellectual property; changes in business conditions; changes in our sales strategy and product development plans; changes in the marketplace; continued services of our executive management team; security breaches; competition in the biometric technology industry; market acceptance of biometric products generally and our products under development; our ability to execute and deliver on contracts in Africa; our ability to expand into Asia, Africa and other foreign markets; our ability to integrate the operations and personnel of PistolStar into our business; the duration and severity of the current coronavirus COVID-19 pandemic and its effect on our business operations, sales cycles, personnel, and the geographic markets in which we operate; delays in the development of products and statements of assumption underlying any of the foregoing as well as other factors set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2020 and other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company undertakes no obligation to disclose any revision to these forward-looking statements whether as a result of new information, future events, or otherwise.

Engage with BIO-key

Facebook – Corporate: https://www.facebook.com/BIOkeyInternational/

LinkedIn – Corporate: https://www.linkedin.com/company/bio-key-international

Twitter – Corporate: @BIOkeyIntl

Twitter – Investors: @BIO_keyIR

StockTwits: BIO_keyIR

Media Contact	Investor Contact
Erin Knapp	William Jones, David Collins
Matter Communications	Catalyst IR
BIO-key@matternow.com	BKYI@catalyst-ir.com
914-260-3158	212-924-9800

BIO-KEY International, Inc. and Subsidiaries
PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash and cash equivalents	$13,528,521	$16,993,096
Accounts receivable, net	1,432,248	548,049
Due from factor	49,808	60,453
Note receivable	-	295,000
Inventory	600,447	330,947
Prepaid expenses and other	1,706,161	201,507
Investment – debt security	512,821	512,821
Total current assets	17,830,006	1,894,873
Resalable software license rights	56,361	58,882
Equipment and leasehold improvements, net	69,985	81,793
Capitalized contract costs, net	170,219	165,315
Deposits and other assets	8,712	8,712
Note receivable	295,000	-
Operating lease right-of-use assets	430,206	487,325
Intangible assets, net	1,460,130	1,514,146
Goodwill	1,262,526	1,262,526
Total non-current assets	3,753,139	3,578,699
TOTAL ASSETS	$21,583,145	$22,520,572

LIABILITIES
Accounts payable	$309,323	$244,158
Accrued liabilities	515,952	508,487
Note payable – PistolStar acquisition, net of debt discount	-	232,000
Deferred revenue – current	524,836	657,349
Operating lease liabilities, current portion	230,072	234,309
Total current liabilities	1,580,183	1,876,303
Deferred revenue – long term	49,393	44,987
Operating lease liabilities, net of current portion	211,442	264,163
Total non-current liabilities	260,835	309,150
TOTAL LIABILITIES	1,841,018	2,185,453

Commitments and Contingencies

STOCKHOLDERS’ EQUITY
Common stock — authorized, 170,000,000 shares; issued and outstanding; 7,817,913 and 7,814,572 of $.0001 par value at March 31, 2021 and December 31, 2020, respectively	782	782
Additional paid-in capital	119,982,465	119,844,026
Accumulated deficit	(100,241,120)	(99,509,689)
TOTAL STOCKHOLDERS’ EQUITY	19,742,127	20,335,119
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,583,145	$22,520,572

All BIO-key shares issued and outstanding for all periods reflect BIO-key’s 1-for-8 reverse stock split, which was effective November 20, 2020.

BIO-KEY International, Inc. and Subsidiaries
PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2021	2020
Revenues
Services	$380,022	$207,523
License fees	478,958	235,345
Hardware	1,029,658	79,617
Total revenues	1,888,638	522,485
Costs and other expenses
Cost of services	175,944	70,445
Cost of license fees	38,969	10,456
Cost of hardware	551,722	43,362
Total cost of goods sold	766,635	124,263
Gross Profit	1,122,003	398,222

Operating Expenses
Selling, general and administrative	1,396,398	1,381,399
Research, development and engineering	441,651	336,889
Total Operating Expenses	1,838,049	1,718,288
Operating loss	(716,046)	(1,320,066)
Other income (expenses)
Interest income	2,615	1
Interest expense	(18,000)	(1,551,141)
Loss on extinguishment of debt	-	(499,076)
Total Other Income (Expenses)	(15,385)	(2,050,216)
Net loss	(731,431)	(3,370,282)
Deemed dividends related to down-round features	-	(112,686)
Net loss available to common stockholders	$(731,431)	$(3,482,968)

Basic Loss per Common Share	$(0.09)	$(1.84)

Weighted Average Shares Outstanding:
Basic	7,773,688	1,895,690

BIO-key’s weighted average shares outstanding in the 2021 and 2020 periods have been adjusted to reflect BIO-key’s 1-for-8 reverse stock split, which was effective November 20, 2020.